Exhibit 99.1

Kathleen Guion Joins Board Of The Pantry, Inc.

Cary, N.C., May 3, 2013 -- The Pantry, Inc. (Nasdaq:PTRY), a leading independently operated convenience store chain in the southeastern U.S., today announced that Kathleen Guion will join the company’s board of directors effective May 3, 2013.

“We are very excited to have Kathleen Guion join our board of directors,” said the Chairman of The Pantry’s Board of Directors, Edwin J. Holman.  “Kathleen has extensive experience in the retail and convenience store industries and has an impressive history of successfully leading the companies she has served.  Her knowledge and expertise will be a great addition to our board of directors.”

Kathleen Guion most recently served as Division President of Store Operation and Development from 2005 until her retirement in 2012 from Dollar General Corporation.  She led the retail field organization of store operations and store development with a team of 90,000 store employees, 100 directors and 14 Vice Presidents.  Ms. Guion played a leading role in the company’s sales growth from $6.8 billion in 2003 to over $14 billion in 2011. At the same time she increased the number of stores from 6,500 to over 9,900. She has overseen brand enhancement and successfully championed supply chain overhauls by implementing new store technologies and corporate-wide merchandising strategies. Those efforts led to double-digit comp store sales during the 2007-09 recession, more than $160 million in shrink savings, and a 40 percent reduction in staff turnover.

In 1979, Ms. Guion began her career with 7-Eleven Corporation (formerly known as Southland prior to 1999). Her most recent position was Vice President and General Manager from 1987 to 1997. She was a Senior Operating Manager with full P&L responsibility for the company’s largest and most profitable division of company-owned stores.

After her time at 7-Eleven, Ms. Guion was President and Chief Operating Officer of E-Z Serve Corporation. She was recruited to plan and direct the turnaround and return to profitability of this seven-state southeastern convenience store chain with revenues of $745 million.  During her tenure, the company was repositioned for successful acquisition by EBC Investment Group, and was sold at a multiple of 11 times EBITDA.

Ms. Guion was an Operating Partner with Devon Partners from 1999 to 2000. As an Operating Partner she identified acquisition targets and developed detailed operational improvement plans that would provide returns to investors in excess of 40 percent.

More recently, she was appointed to the Board of True Value Company in July, 2012. True Value Company is one of the world's largest retailer-owned hardware cooperatives serving 54 countries with more than 5,000 stores.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. The Company operates 1,568 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

CONTACT: The Pantry, Inc.
Andrew Hinton
(919) 774-6700